FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NO. 333-70654

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2003

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated October 19, 2001)

$250,000,000

Southern California Gas Company

% First Mortgage Bonds, Series HH, Due 2018

The     % First Mortgage Bonds, Series HH, due 2018 will mature on April 15, 2018. Interest on the Series HH bonds will accrue from October 15, 2003 and is payable on April 15 and October 15 of each year, beginning on April 15, 2004. The Series HH bonds will be redeemable prior to maturity, at our option, at the redemption prices described in this prospectus supplement.

	Per Series HH Bond	Total

Price to investors	%	$

Underwriting discounts	%	$

Proceeds to Southern California Gas Company (1)%		$

(1)	Plus accrued interest from October , 2003 if settlement occurs after that date.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

It is expected that delivery of the Series HH bonds will be in book entry form through The Depository Trust Company on October     , 2003

Joint Book-Running Managers

ABN AMRO Incorporated	Banc One Capital Markets, Inc.

Credit Lyonnais Securities

The Royal Bank of Scotland

Scotia Capital

SG Cowen

The date of this prospectus supplement is October     , 2003.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are offering to sell Series HH bonds and seeking offers to buy Series HH bonds only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of the Series HH bonds.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Series HH bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

i

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

•	actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission;

•	capital market conditions, inflation rates, interest rates and exchange rates;

•	energy and trading markets, including the timing and extent of changes in commodity prices;

•	weather conditions and conservation efforts;

•	war and terrorist attacks;

•	business, regulatory and legal decisions;

•	the pace of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to rely unduly on any forward-looking statements and are urged to review and consider carefully the risks, uncertainties and other factors which are discussed in more detail under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2003 and June 30, 2003, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under “Where You Can Find More Information” in the accompanying prospectus.

SOUTHERN CALIFORNIA GAS COMPANY

We are the nation’s largest natural gas distribution utility. We own and operate a natural gas distribution, transmission and storage system supplying natural gas throughout a 23,000-square mile service territory comprising most of southern California and part of central California. We provide natural gas service to 18.9 million residential, commercial, industrial, utility electric generation and wholesale consumers through 5.3 million meters. We are an indirect subsidiary of Sempra Energy, a California-based Fortune 500 energy services holding company.

For additional information concerning us, you should refer to the information described under the caption “Where You Can Find More Information” in the accompanying prospectus.

Our offices are located at 555 West Fifth Street, Los Angeles, California 90013 and our telephone number is (213) 244-1200. The terms “we,” “our” and “us” are used in this document for purposes of convenience and are intended to refer to Southern California Gas Company and/or its subsidiaries, either individually or collectively, as the context may require.

Recent Developments

On October 7, 2003, Standard & Poor’s affirmed its rating of our senior secured debt (first mortgage bonds) at A+. It reduced our corporate credit rating from A+ to A, our senior unsecured debt rating from A to A- and our preferred stock rating from A- to BBB+. It also reduced the corporate credit and senior unsecured debt ratings of our ultimate parent company, Sempra Energy, from A- to BBB+. All ratings were issued with a stable outlook.

As previously reported, we have filed a cost of service application with the California Public Utilities Commission seeking a rate increase designed to reflect forecasts of our 2004 capital and operating costs. We are requesting a revenue increase of approximately $45 million. The Commission’s Office of Ratepayer Advocates is advocating a rate decrease that would reduce our annual revenues by $121 million from their current level. An advocacy group for small consumers is advocating a rate decrease that would reduce our annual revenues by $178 million from their current level. The procedural schedule for the application permits a decision as early as March 2004, and we have filed a petition for interim rate relief for the period from January 1, 2004 until the effective date of the decision.

Our third quarter net income will be negatively affected by a $28 million after-tax charge for litigation and for losses associated with a sublease of our headquarters building.

USE OF PROCEEDS

The net proceeds from the sale of the Series HH bonds will become part of our general treasury funds to replenish amounts previously expended to refund and retire indebtedness and will be used for general corporate purposes. See “Capitalization.” We estimate that the expenses for this offering, excluding underwriting discounts, will be approximately $250,000.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2003 on an actual basis and on an as adjusted basis to reflect (i) the redemption on August 21, 2003 of $125 million of First Mortgage Bonds, Series DD, due 2023 and (ii) the sale of the Series HH bonds.

	June 30, 2003
	Actual	As Adjusted
	(In millions)
Debt:
Short-term debt	$—	$—
Long-term debt (including current portion):
First mortgage bonds	650	775
Other long-term debt	12	12

Total long-term debt	662	787

Total debt	662	787

Shareholders’ equity:
Preferred stock (11,000,000 shares authorized; 862,043 shares outstanding)	22	22
Common stock (100,000,000 shares authorized; 91,300,000 shares outstanding)	866	866
Retained earnings	527	527

Total shareholders’ equity	1,415	1,415

Total capitalization	$2,077	$2,202

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2002 and for each of the six-month periods ended June 30, 2002 and 2003:

	Years Ended December 31,					Six Months Ended June 30,
	2002	2001	2000	1999	1998	2003	2002
Ratio of Earnings to Fixed Charges	8.98	6.16	6.13	6.89	4.38	7.33	8.96

SUPPLEMENTAL DESCRIPTION OF FIRST MORTGAGE BONDS

The Series HH bonds offered by this prospectus supplement are a series of our first mortgage bonds as described below and in the accompanying prospectus. The Series HH bonds will be issued under a supplemental indenture between us, as issuer, and U.S. Bank National Association, as trustee. We have summarized below selected provisions of the supplemental indenture applicable to the Series HH bonds. The summary of the provisions of our first mortgage bonds contained in the accompanying prospectus applies to the provisions of the Series HH bonds, except that the summary of selected provisions of the Series HH bonds and the supplemental indenture set forth below supplements and, to the extent inconsistent, supersedes and replaces the description of the general terms and provisions of our first mortgage bonds and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the Series HH bonds and the indenture. Terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the supplemental indenture or the indenture.

General

The Series HH bonds will constitute a series of first mortgage bonds under the indenture, initially limited to $250 million aggregate principal amount.

The Series HH bonds will mature on April 15, 2018. The Series HH bonds will bear interest at the rate of         % per annum, accruing from October     , 2003. Interest on the Series HH bonds will be payable to the holders thereof semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2004.

The Series HH bonds will be redeemable prior to maturity, at our option, at the prices set forth below under the caption “Optional Redemption.” The Series HH bonds will not be subject to a sinking fund.

We may, from time to time, without notice to or the consent of the holders of the Series HH bonds, increase the principal amount of this series of first mortgage bonds under the indenture and issue such increased principal amount (or any portion thereof). Any additional Series HH bonds so issued shall have the same form and terms (other than the date of issuance, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date) as the Series HH bonds previously issued and shall form a single series with the Series HH bonds.

At June 30, 2003, we had outstanding $650 million of first mortgage bonds of which $125 million were redeemed on August 21, 2003. The net book value of the property subject to a first lien of the indenture was $2.7 billion at that date.

Optional Redemption

We may redeem all or any part of the Series HH bonds, at our option at any time or from time to time, at the prices set forth below. In the event that we elect to redeem only a portion of the Series HH bonds, the bonds to be redeemed shall be selected in accordance with DTC’s procedures, in the case of bonds represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of bonds that are not represented by a global security.

The redemption price for the Series HH bonds to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the Series HH bonds being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Series HH bonds being redeemed on that redemption date (not including any portion of any payments of accrued and unpaid interest to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on Series HH bonds that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Series HH bonds and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the Series HH bonds to be redeemed. Once notice of redemption is mailed, the Series HH bonds called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Redemption will not be conditional upon receipt by the trustee of monies sufficient to pay the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Series HH bonds or portions thereof called for redemption. We will pay the redemption price and any accrued interest once the Series HH bonds are surrendered for redemption. If only a portion of the Series HH bonds are redeemed, the trustee will deliver new Series HH bonds for the remaining portion without charge.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Series HH bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Series HH bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, or (B) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) ABN AMRO Incorporated and Banc One Capital Markets, Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Notice Regarding Remedies with Respect to Mortgaged Property

Any foreclosure on the mortgaged property by the trustee may be limited by applicable California law. Section 726 of the California Code of Civil Procedure provides that any action to recover on a debt or other right secured by a mortgage or a deed of trust on real property or an estate for years therein must comply with the provisions of that section, which provisions relate to and specify the procedures for the sale of encumbered property or an estate for years therein, the application of proceeds, the rendition in certain cases of a deficiency judgment, and other related matters. We advise you that in such an action or proceeding, the debtor may require the creditor to exhaust all of its security before a personal judgment may be obtained against the debtor for a deficiency. We also advise you that failure to comply with the provisions of Section 726 may result in the extinguishment of the liens on the mortgaged property and the loss of your right to a deficiency judgment. Section 580d of the California Code of Civil Procedure provides that no deficiency judgment shall be rendered on a note secured by a deed of trust or mortgage on real property after sale of the real property under the power of sale contained in such deed of trust or mortgage.

Defeasance

The defeasance provisions of the indenture will apply to the Series HH bonds. However, with respect to the satisfaction of the indenture following the release of the mortgaged property (but not as a condition to the release of the mortgaged property), in addition to the conditions of defeasance specified in the indenture we will be required to deliver an opinion of counsel to the effect that a holder of Series HH bonds will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after October     , 2003.

GLOBAL SECURITIES

The bonds initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. One fully registered global security certificate will be issued for the bonds. Unless and until it is exchanged for individual certificates evidencing bonds under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among its participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we sometimes refer to as “indirect participants.” The DTC rules applicable to its participants are on file with the SEC.

Purchases of bonds within the DTC system must be made by or through direct participants, which will receive a credit for those bonds on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of bonds will not receive written confirmation from DTC of their purchases. Beneficial owners are, however, expected to receive written confirmations providing details of their transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. do not effect any change in the beneficial ownership of the bonds. DTC has no knowledge of the actual beneficial owners of the bonds. DTC’s records reflect only the identity of the direct participants to whose accounts the bonds are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the bonds are in book-entry form, you will receive payments and may transfer bonds only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the bonds and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the trustee which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the bonds of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the bonds of such series to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote the global securities with respect to the bonds unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the bonds of such series are credited on the record date (identified in a listing attached to the omnibus proxy).

So long as bonds are in book-entry form, we will make payments on those bonds to the depositary or its nominee, as the registered owner of such bonds, by wire transfer of immediately available funds. If bonds are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Principal and interest payments on the bonds will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with bonds held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of bonds will not be entitled to have bonds registered in their names and will not receive physical delivery of bonds. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the bonds and the indenture.

The laws of some jurisdictions may require that some purchasers of bonds take physical delivery of bonds in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in bonds.

DTC may discontinue providing its services as depositary with respect to the bonds at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, bond certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of bonds generally will not receive certificates representing their ownership interests in those bonds. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of bonds or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such bonds represented by one or more global securities; or

•	an event of default under the indenture has occurred and is continuing with respect to such series of bonds,

we will prepare and deliver certificates for such bonds in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for bonds in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

The information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated as of October     , 2003, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the Series HH bonds set forth opposite their respective names below.

Name	Principal Amount of Series HH Bonds
ABN AMRO Incorporated	$
Banc One Capital Markets, Inc.
Credit Lyonnais Securities (USA) Inc.
The Royal Bank of Scotland plc
Scotia Capital (USA) Inc.
SG Cowen Securities Corporation

Total		$250,000,000

The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the Series HH bonds is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the Series HH bonds if any are taken.

We have been advised by the underwriters that the underwriters propose to offer the Series HH bonds to the public initially at the price to investors set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of         % of the principal amount per Series HH bond. The underwriters may allow, and such dealers may reallow, a concession not in excess of         % of the principal amount of the Series HH bonds on sales to certain other dealers. After the initial public offering, the price to investors and concessions may be changed.

The Series HH bonds are a new issue of securities with no established trading market. There can be no assurance of a secondary market for the Series HH bonds or the continued liquidity of such market if one develops. The underwriters have informed us that they intend to make a market in the Series HH bonds but are under no obligation to do so and such market making may be terminated at any time without notice.

In order to facilitate the offering of the Series HH bonds, ABN AMRO Incorporated and Banc One Capital Markets, Inc., as representatives of the underwriters, or any of their affiliates, may engage in transactions that stabilize, maintain or otherwise affect the price of the Series HH bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Series HH bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Series HH bonds, the representatives may bid for, and purchase, the Series HH bonds in the open market. The representatives may reclaim selling concessions allowed to an underwriter or dealer for distributing the Series HH bonds in the offering, if the representatives repurchase previously distributed Series HH bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series HH bonds above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the Series HH bonds. In addition, neither we nor any of the underwriters makes any representation that the transactions will be engaged in or that the transactions, once commenced, will not be discontinued without notice.

The underwriters and certain of their affiliates and associates may engage in transactions with us, and/or perform services, including investment banking and general financing and banking services, for us in the ordinary course of business.

Banc One Capital Markets, Inc. will make the Series HH bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc One Capital Markets, Inc. and its customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of Southern California Gas Company, nor will Market Axess Inc. act as a broker for any customer of Banc One Capital Markets, Inc. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc One Capital Markets, Inc. based on transactions Banc One Capital Markets, Inc. conducts through the system. Banc One Capital Markets, Inc. will make the Series HH bonds available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in respect thereof.

Expenses payable by us in connection with the offering of the Series HH bonds, excluding underwriting discounts, are estimated at $250,000.

LEGAL MATTERS

Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the Series HH bonds on our behalf. Gary W. Kyle, Chief Corporate Counsel of Sempra Energy, our ultimate parent company, will pass upon the validity of the Series HH bonds and various other legal matters relating to the issuance and sale of the Series HH bonds. Sidley Austin Brown & Wood LLP, San Francisco, California, will act as counsel for the underwriters. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, owns 2,352 shares of common stock and 1,000 Equity Units of Sempra Energy.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated by reference into Southern California Gas Company’s registration statement on Form S-3 filed with the SEC on October 1, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports.

PROSPECTUS

$525,000,000

Southern California Gas Company

First Mortgage Bonds

We may offer and sell first mortgage bonds from time to time in one or more offerings. This prospectus provides you with a general description of the bonds we may offer.

Each time we sell bonds we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the bonds. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our bonds.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 19, 2001

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” By using a shelf registration statement, we may sell up to $525,000,000 aggregate principal amount of bonds, determined based upon the issue price at stated principal or at a discount from stated principal, from time to time and in one or more offerings. This prospectus only provides you with a general description of the bonds that we may offer. Each time we sell bonds, we will provide a supplement to this prospectus that contains specific information about the terms of the bonds. The supplement may also add, update or change information contained in this prospectus. Before purchasing bonds, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain statements that are not historical fact and constitute forward-looking statements. When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	national, international, regional and local economic, competitive, technological, political, legislative and regulatory conditions and developments;

•	actions by the California Public Utilities Commission, the California State Legislature and the Federal Energy Regulatory Commission;

•	the financial condition of other natural gas distribution companies and investor-owned utilities;

•	capital market conditions, inflation rates, exchange rates and interest rates;

•	decisions by rating agencies regarding our debt ratings;

•	energy markets, including the timing and extent of changes in commodity prices;

•	weather conditions;

•	business, regulatory and legal decisions;

•	the actions by federal, state and regulatory officials affecting deregulation of retail natural gas delivery both in California and in other energy markets;

•	the timing and success of business development efforts; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2000, our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2001 and June 30, 2001, and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. You can inspect and copy information we file with the SEC at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Certain of our securities are listed on the New York Stock Exchange (NYSE: SCGC5K03, SCGC6H02, SCGC6K25, SCGC7AC23, SCG7F23 and SCGC8J21), and you may inspect reports, proxy statements and other information concerning us at the office of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or from us, as indicated below. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings (File No. 001-01402)	Period
Annual Report on Form 10-K	Year Ended December 31, 2000
Quarterly Reports on Form 10-Q	Three-month periods ended March 31, 2001 and June 30, 2001

We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities described in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Southern California Gas Company

555 West Fifth Street

Los Angeles, California 90013-1011

Attention: Corporate Secretary

Telephone: (213) 244-1200

SOUTHERN CALIFORNIA GAS COMPANY

We are the nation’s largest natural gas distribution utility. We own and operate a natural gas distribution, transmission and storage system supplying natural gas throughout a 23,000-square mile service territory comprising most of southern California and part of central California. We provide natural gas service to residential, commercial, industrial, utility electric generation and wholesale customers through 5.0 million meters in a service area with a population of 18.4 million. We are the principal subsidiary of Pacific Enterprises, which is a subsidiary of Sempra Energy, a California-based Fortune 500 energy services company.

For additional information concerning us, you should refer to the information described under the caption “Available Information” in this prospectus.

Our offices are located at 555 West Fifth Street, Los Angeles, California 90013 and our telephone number is (213) 244-1200. The terms “we,” “our” and “us” are used in the document for purposes of convenience and are intended to refer to Southern California Gas Company and/or its subsidiaries, either individually or collectively, as the context may require.

USE OF PROCEEDS

The net proceeds from the sale of the bonds will become part of our general treasury funds and will be applied to the expansion and betterment of our utility plant, to refund and retire indebtedness and to replenish funds previously expended for these purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for each of the five years in the five-year period ended December 31, 2000 and for each of the six-month periods ended June 30, 2000 and June 30, 2001:

	Year Ended December 31,					Six Months Ended June 30,
	1996	1997	1998	1999	2000	2000	2001
Ratio of Earnings to Fixed Charges	4.73	5.46	4.36	6.86	6.11	5.79	5.97

DESCRIPTION OF FIRST MORTGAGE BONDS

The following is a general description of the terms and provisions of the bonds we may offer and sell by this prospectus. The summary is not meant to be a complete description. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each series of bonds. The accompanying prospectus supplement may add, update or change the terms and conditions of a particular series of bonds as described in this prospectus.

The indenture gives us authority to set the particular terms of each series of bonds as described in the indenture. Under the indenture, we may decide whether the bonds of a particular series will be redeemable, convertible into shares of stock, bonds, notes or other obligations, issuable as coupon bonds, fully registered bonds without coupons or as global securities, and whether the bonds are entitled to the benefits of any purchase, sinking, improvement, renewal or trust fund. For more information about the bonds offered by us, please refer to the indenture between us and U.S. Bank, N.A., as trustee, together with the applicable supplemental indentures, relating to the issuance of each series of bonds by us (as supplemented, the “indenture”).

The indenture is filed as an exhibit to the registration statement. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following its execution. The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the bonds or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. We also include references in parentheses to particular sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or in a prospectus supplement. This summary also is subject to and qualified by reference to the description of the terms of a particular series of bonds described in the applicable prospectus supplement.

General

We may issue bonds under the indenture in one or more series, subject to the limitations described below under the caption “Issuance of Additional Bonds.” Bonds may be issued in denominations of $1,000, $5,000, $10,000, $25,000 or multiples of $25,000. Unless specified otherwise in the applicable prospectus supplement, the bonds will be issued in book-entry form as described under the caption “Global Securities” in this prospectus. Bonds will be payable, exchangeable for bonds of other authorized denominations and transferable at the principal office of the trustee, in San Francisco, California. (Section 2.01)

Prior to the issuance of each series of bonds, the terms of the particular series of bonds will be determined by the Board of Directors or a committee of directors and specified in a supplemental indenture. We refer you to the applicable prospectus supplement for a description of the following terms of each series of bonds:

•	the title or designation of the bonds;

•	the aggregate principal amount of the bonds in such series;

•	the date or dates on which principal will be payable or how to determine the dates;

•	the rate or rates or method of determining interest, the date from which interest will accrue, the dates on which interest will be payable, which we refer to as the “interest payment dates,” and any record dates for the interest payable on the interest payment dates;

•	whether we will have any obligation or option to redeem, purchase or repay bonds of such series prior to their maturity and the terms and conditions upon which the bonds may be redeemed, purchased or repaid;

•	whether the bonds will be entitled to the benefits of any purchase, sinking, improvement, renewal or trust fund;

•	whether the bonds will be convertible into shares of stock, bonds, notes or other obligations and/or have warrants providing for the purchase of shares of stock, bonds, notes or other obligations;

•	whether the bonds will be issuable as coupon bonds, fully registered bonds without coupons or in book-entry form and represented by one or more global securities; and

•	any other terms of the bonds that may supplement those described below. (Section 2.01)

Issuance of Additional Bonds

Additional bonds secured by the indenture may be issued in a maximum aggregate principal amount equal to the sum of:

•	66 2/3% of the Net Bondable Value of Property Additions that have not been applied to other indenture purposes; (Section 4.04)

•	100% of the amount of cash deposited with the trustee for the purpose of issuing additional bonds; (Section 4.05) and

•	100% of the aggregate principal amount of Refundable Bonds, which include bonds that have been retired by payment at maturity, redemption or purchase (other than through sinking fund payments or other funds deposited with the trustee as Mortgaged Property) and not applied to other indenture purposes. (Section 4.06)

However, the aggregate principal amount of bonds that we can issue under the indenture may not exceed 50% of our Net Investment in Mortgaged Property, after giving effect to the issuance of such additional bonds. (Section 4.01) In addition, no additional bonds may be issued under the indenture (except under certain circumstances relating to those issued on the basis of Refundable Bonds) unless the Net Earnings of the Corporation Available for Interest for any twelve consecutive months in the past fifteen months equals at least twice our interest charges on the sum of (i) all the bonds outstanding under the indenture, including such additional bonds, (ii) in the event of a consolidation, merger or transfer of assets, the indebtedness of any successor corporation maturing more than one year from the date of its issuance, but only if such successor corporation does not secure the bonds with a lien on all of its property, other than Excepted Property, and (iii) all of our indebtedness secured by any of the Mortgaged Property in priority to or pari passu with the lien securing the bonds. (Section 4.03) Other than as described above, the indenture does not limit the amount of indebtedness that we may incur. However, our issuance of long-term indebtedness is regulated by the California Public Utilities Commission.

Additional bonds which may be issued may vary from any existing bonds as to maturity, interest rate, redemption, sinking fund and in certain other respects as described above under the caption “General.”

Security for the Bonds

The bonds will be secured by the indenture which constitutes a first lien upon all of our real and personal property, other than Excepted Property, subject to Permissible Encumbrances, purchase money liens and liens on property at the time of acquisition. All of the bonds issued under the indenture will be equally and ratably secured by the indenture, subject to the provisions relating to any sinking or similar fund for the benefit of any bonds of a particular series.

Subject to such limitations and exceptions, all property acquired by us after the date of the indenture will be further security as described in the indenture. (Section 5.09) In addition, the indenture creates a prior lien on the Mortgaged Property to secure the trustees’ right to compensation, reimbursement and indemnity. (Section 14.10)

Ranking

The bonds of each series will be our secured and unsubordinated obligations and will rank equal in right of payment with all other bonds issued under the indenture. The bonds will rank first in right of payment with respect to proceeds from Mortgaged Property, and otherwise will rank equal in right of payment with all of our other unsubordinated and unsecured indebtedness. The bonds are our obligations exclusively, and are not the obligations of any of our subsidiaries.

Payment of Bonds—Principal and Interest

We will pay principal of the bonds at stated maturity, upon redemption or otherwise, upon presentation of the bonds at the office of the trustee, as our paying agent. We will make payments on bonds issued in book-entry form to the Depository Trust Company (“DTC”) or its nominee, as the registered owner of the bonds, by wire transfer of immediately available funds. If the securities are issued in definitive certificate form under the limited circumstances described below under the caption “Global Securities,” we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Form; Transfers; Exchanges

Bonds may be issued in denominations of $1,000, $5,000, $10,000, $25,000 or multiples of $25,000. Unless otherwise provided in the applicable prospectus supplement, the bonds will be issued in book-entry form represented by one or more global securities deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., its nominee. You will not be entitled to receive a certificate for the bonds that you purchase except under the limited circumstances described below under the caption “Global Securities.”

You will receive payments and may transfer bonds issued in book-entry form only through the facilities of DTC and its direct and indirect participants as described below under the caption “Global Securities.” We will maintain an office or agency where notices and demands in respect of the bonds and the indenture may be delivered to us and where certificated bonds may be surrendered for payment, registration of transfer or exchange, which will be at the principal office of the trustee, in San Francisco, California. (Sections 2.01 and 2.03)

Optional Redemption

Unless specified otherwise in an applicable prospectus supplement, we may redeem at our option at any time or from time to time all or any part of the bonds that we may offer and sell by this prospectus at the redemption price specified in the respective series of bonds. In the event that we elect to redeem only a portion of a series of bonds, the particular bonds of such series to be redeemed will be selected by the trustee by lot in such manner as the trustee deems fair. (Section 7.01)

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the bonds to be redeemed. (Section 7.02) On or prior to the redemption date, we will deposit with the trustee a sum of money sufficient to redeem the bonds. (Section 7.03) Upon surrender of the bonds, we will pay the holders of the surrendered bonds the principal and accrued interest of the redeemed bonds or if only a portion of the principal of a particular bond is being redeemed, that portion of the principal and interest attributable to such redeemed portion. (Sections 7.04 and 7.05) All of the bonds redeemed and paid shall be cancelled. (Section 7.06)

Renewal Fund

We will pay to the trustee annually on April 1, as a renewal fund, an amount equal to our Appropriations of Earnings for Depreciation of Mortgaged Property during the preceding calendar year, minus credits, taken at our option, for:

•	payments in cash or bonds made by us to a sinking fund or a similar fund under which cash paid to the trustee is to be used only to retire bonds;

•	the lesser of the cost or fair value of specified property additions purchased, constructed or otherwise acquired by us; and

•	the principal amount of bonds delivered to the trustee for such purpose, which will not be available for any other indenture purpose, including the issuance of additional bonds.

(Section 8.02)

Renewal fund payments that we pay in cash may, at our option:

•	be withdrawn by us, subject to certain conditions, in an amount equal to the lesser of the cost or fair value of specified property additions purchased, constructed or otherwise acquired by us, or in an amount equal to the amount of Refundable Bonds made the basis for withdrawal; or

•	be applied to the purchase or redemption of any outstanding bonds.

At our election, the amount of any required renewal fund payment may be reduced by an amount equal to the amount of cash which, assuming that the renewal fund payments required to be made pursuant to the indenture had actually been made in cash, could at the time be withdrawn under the indenture. (Section 8.06) Any payments that we make to the renewal fund are in addition to the expenditures we are required to make for maintenance.

Consolidation, Merger and Transfer of Assets

Nothing in the indenture or in the bonds outstanding under the indenture prevents us from consolidating or merging with or into any corporation or selling all of our property as an entirety subject to the continuing lien of the indenture, provided that:

•	the terms of the consolidation, merger or sale preserve and do not impair the lien or the security under the indenture, and the rights and powers of the trustee and the holders of the bonds outstanding under the indenture;

•	in the case of a merger or consolidation, the successor corporation expressly assumes the payment of the principal and interest of all the bonds and the performance and observance all of the covenants and conditions of the indenture; and

•	in the case of a sale of all of our property as an entirety, the corporation to which we sell all our property assumes the due and punctual payment of principal and interest of all the bonds outstanding under the indenture, assumes the performance of all covenants and conditions of the indenture and executes and delivers an indenture to the trustee whereby the purchasing corporation agrees to assume such payment and performance and charge therewith the property so taken over. (Section 15.01)

Certain Covenants

Subject to the terms of the indenture and in addition to the covenants otherwise specified above, we will:

•	keep, or cause to be kept, proper records and accounts of corporate dealings, including proper and complete records reflecting our capital and property accounts, and we will furnish statements upon demand as reasonably required by the trustee; (Section 5.06)

•	not voluntarily create any lien or charge that would be prior to the lien of the indenture upon the Mortgaged Property, other than purchase money liens and any other liens existing on property at the time such property was acquired by us; (Section 5.09)

•	pay or cause to be discharged all taxes, assessments, lawful claims and mechanics liens, which, if unpaid, might be given priority over the lien of the indenture; however, no such lien shall be a breach of the indenture if we are disputing it in good faith; (Section 5.09, 5.10)

•	file the indenture and any supplemental indenture as may be necessary to preserve and protect the security of the bondholders; (Section 5.11)

•	maintain, preserve and keep the mortgaged properties in good repair, working order and conditions; (Section 5.15) and

•	maintain insurance, which may be self-insured, on the Mortgaged Property against losses or damages as are usually insured against by companies similarly situated and operating like properties. (Section 5.16)

Events of Default

The following events are defined for all purposes of the indenture (except where the term is otherwise defined for specific purposes) as “events of default”:

•	failure to pay the principal of any bond secured by the indenture when the same shall become due and payable, whether at maturity, as therein expressed, or by declaration or otherwise;

•	failure to pay interest upon any bond secured by the indenture for a period of 30 days after such interest shall have become due and payable;

•	failure to pay any installment of the sinking fund or renewal fund required by the indenture or of any sinking fund or analogous fund required by any supplemental indenture, for a period of 30 days after the same shall have become due and payable;

•	the expiration of a period of 60 days following:

•	the adjudication of us as bankrupt by any court of competent jurisdiction;

•	the entry of an order approving a petition seeking the reorganization of us under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America, or any state thereof; or

•	the appointment of a trustee or a receiver of all or substantially all of our property;

unless during such period such adjudication, order or appointment of a receiver or trustee shall be vacated;

•	the filing by us of a voluntary petition in bankruptcy or the making of an assignment for the benefit of creditors; the consenting by us to the appointment of a receiver or trustee of all or any part of its property; the filing by us of a petition or answer seeking reorganization under the Federal Bankruptcy Laws, or any other applicable law or statute of the United States of America, or of any state thereof; or the filing by us of a petition to take advantage of any insolvency act;

•	failure to perform any other covenant or agreement contained in the indenture or any supplemental indenture or in any bond secured by the indenture for a period of 60 days following the mailing by the trustee to us of a written demand that such failure be cured, such failure not having been cured in the meantime.

The trustee may, and, if required in writing to do so by the holders of a majority in principal amount of the bonds then outstanding, shall make such demand. (Section 9.02)

Remedies

Acceleration

Upon the occurrence of an event of default, the trustee may, and upon the written request of the holders of a majority in principal amount of all bonds outstanding under the indenture shall, declare the principal amount of all of the bonds outstanding under the indenture, together with accrued and unpaid interest thereon, to be immediately due and payable. (Section 9.05)

Rescission of Acceleration

At any time after the principal of the bonds shall have been declared due and payable and before any sale of the trust estate shall have been made pursuant to the indenture,

•	all interest in arrears upon such bonds with interest on overdue installments of interest, to the extent that payment of such interest on interest shall be legally enforceable, at the same rate as was borne by the respective bonds on which installments of interest may be overdue,

•	together with reasonable charges and expenses of the trustee, its agents and attorneys, and

•	all other sums which may be due under the indenture, except the principal of such bonds as shall not have become due and payable by their terms,

shall either by paid by us to those entitled thereto (or to the trustee for their account) or be collected out of the Mortgaged Property, and all other defaults existing under the indenture known to the trustee shall have been cured or provision deemed by the trustee to be adequate therefor shall have been made, or shall have been waived as provided in the indenture, then and in every such case:

(a)	the holders of the majority in principal amount of the bonds then outstanding, by written notice to us and the trustee may waive such default and rescind and annul such declaration and its consequences, or

(b)	if in declaring the principal due, the trustee shall have acted without any request of the bondholders, or upon the request of the holders of less than 25% in principal amount of the bonds outstanding at the time of such request, and if there shall not have been delivered to the trustee and to us written directions to the contrary by the holders of not less than a majority in principal amount of the bonds then outstanding, then such default and its consequences ipso facto shall be deemed to be waived, or

(c)	if all such principal and interest which shall have matured otherwise than by such declarations shall have been made good and all other defaults cured or provided for or waived within 30 days after such declaration, then, without regard to any directions by the bondholders, all such defaults and their consequences ipso facto shall be deemed to be waived;

and the parties shall be restored to their respective rights and obligations under the indenture as if no default had occurred; but no such waiver of any particular default shall extend to or affect or be deemed a waiver of any other default or impair any right consequent thereon. (Section 9.05)

Remedies with Respect to Mortgaged Property

To the extent permitted by law, upon the occurrence of an event of default the trustee may take actual possession of and enter, hold, use, operate and manage all of the Mortgaged Property and conduct the business, either personally or through the trustee’s agents. If the trustee takes such action, the trustee will receive the rents, income, issues and profits from the Mortgaged Property and net of the costs and expenses of taking, holding, operating and managing the Mortgaged Property, including reasonable compensation to the trustee and its agents and counsel, taxes, assessments and expenses for any repairs, alterations and improvements. (Section 9.04)

If one or more events of default occurs and continues without remedy for the designated period, the trustee may sell the Mortgaged Property or in the alternative, take appropriate judicial proceedings for the enforcement and protection of its rights and the rights of the bondholders. (Section 9.06)

Control by Holders; Limitations

The holders of a majority in principal amount of the bonds outstanding under the indenture will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power given to the trustee. The holders of a majority in principal amount of the bonds of any series will have the right, on behalf of all holders of the bonds of such series to consent to the waiving of any past default and its consequences, other than a payment default. (Sections 9.22 and 9.28)

In addition, the indenture provides that no holder of bonds will have any right to institute any suit, action or proceeding, at law or in equity, for the foreclosure of the indenture, the execution of any trust with respect to the indenture, the appointment of a receiver, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least a majority in principal amount of the outstanding bonds have made written request upon the trustee and afforded the trustee a reasonable opportunity to exercise its powers under the indenture or institute the action, suit or proceeding in its own name; and

•	the trustee has been offered reasonable security and indemnity against costs and liabilities incurred to comply with the request; and

•	the trustee has refused or failed to comply with the request within a reasonable time or to take other appropriate action for the enforcement of the indenture. (Section 9.20)

No holder will be entitled to institute any action to affect, disturb, or prejudice the lien of the indenture, or to enforce any right under the indenture, except in the manner specified in the indenture, and actions must be instituted and maintained only according to the procedures established by the indenture and for the equal benefit of all bondholders. Each registered holder, however, has an unimpaired and unaffected right to receive payment when due and to bring a suit to enforce that right, unless this action would impair the lien of the indenture. (Sections 9.20 and 9.21)

Notice of Default

The trustee is required to give the bondholders notice of any default under the indenture known to the trustee, unless the default has been cured within 90 days after the occurrence of the default, provided, however, that except in the case of default in the payment of principal or interest of any bonds, or in the payment of any Maintenance and Sinking Fund installment, the trustee may withhold notice of default if and so long as the board of directors, the executive committee of the board of directors or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of notice is in the interest of the bondholders. (Section 9.03)

Modification of the Indenture

The indenture may be modified by the consent of the holders of at least 66 2/3% in principal amount of the bonds then outstanding, or in the event that less than all of the bonds of a particular series of bonds outstanding are affected by the modification, by the consent of the holders of 66 2/3% in principal amount of the bonds of such series affected. The right of any holder to receive payment of principal and interest when due or the right of any holder to enforce such payment may not be changed without the consent of such holder. (Section 16.05)

Defeasance, Cancellation and Discharge

The lien on our property securing the bonds will be cancelled and discharged when the principal of and interest on the bonds has been paid or when we deposit with the trustee sufficient funds to repay the principal of and interest on all then outstanding bonds, and we request that the Mortgaged Property revert to us and that the lien be cancelled and discharged. Unless we request cancellation and discharge, the lien created by the indenture will not be cancelled and discharged, but shall remain in place for the issuance of future bonds pursuant to the terms of the indenture. (Sections 11.01 and 11.02)

Release Provisions

Unless an event of default has occurred and is continuing, we may, free from the lien of the indenture and at any time, without any release by the trustee, sell, exchange or dispose of obsolete machinery or equipment, provided we replace the machinery and equipment with other machinery and equipment of equivalent or greater value. (Section 10.02) In the absence of the occurrence and continuance of an event of default, we may also at any time and from time to time, without any release by the trustee:

•	cancel or modify our rights-of-way, leases or contracts, other than rights-of-way for transmission lines which require a release from the trustee;

•	surrender or modify any franchise or governmental consent or permit, so long as we may still conduct our business in the same territory for the same time;

•	abandon the operation of any of our properties if the operation of such property is not necessary or important for the operation of our other systems and plants or where such abandonment is deemed to be advisable;

•	produce, mine, sell or dispose of gas, oil, coal or other minerals, if any, lying or being within or under any real property which is part of the Mortgaged Property; and/or

•	dispose of, in the ordinary course of business, fuel, repair parts, repair material, operating supplies and commodities that comprise stock or merchandise kept for sale, manufactured commodities, gas and other personal property manufactured or acquired for sale in the ordinary course of business. (Section 10.03)

The indenture also contains provisions for the release of property by the trustee (i) upon a sale or exchange of such property provided that we receive compensation equal to the fair value of the property and that the release is advantageous to the conduct of the business and will not impair the Mortgaged Property, and (ii) for property taken by eminent domain, and in each case provided that the proceeds of any sale, exchange or taking by eminent domain are deposited with the trustee. (Sections 10.04, 10.05)

Evidence of Compliance

The indenture provides that we will furnish to the trustee officers certificates, engineer’s certificates and, in certain cases, independent engineer’s certificates and independent accountant’s certificates in connection with the authentication of any bonds, the release or release and substitution of property and certain other matters, and opinions of counsel as to the lien of the indenture and certain other matters.

Concerning the Trustee

U.S. Bank, N.A., duly organized and existing under the laws of the United States of America, has been appointed as the trustee. The principal office of the trustee is located at 500 South Hope Street, Suite 500, Los Angeles, California, 90071.

The trustee may resign at any time by giving us written notice and by publishing notice in a required newspaper. The resignation will be effective either on the date specified in the notice or on the date of appointment of a successor trustee. The holders of a majority in principal amount of the outstanding bonds may remove the trustee by signing, acknowledging, and filing with the trustee a written instrument or concurrent written instruments. Under certain circumstances, we may appoint a successor trustee. (Sections 14.16 and 14.17)

No Liability for Stockholders, Directors and Officers

None of our present, past or future stockholders, directors or officers will be liable for any payments of principal or interest on the bonds, or for any claim based on any payment of principal or interest, or on the indenture or any supplemental indenture. (Article XII)

Defined Terms

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for complete definitions of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided:

“Appropriations of Earnings for Depreciation of Mortgaged Property” means the amounts actually appropriated by the Company from earnings as provisions for depreciation, depletion and retirements of Mortgaged Property and, if such appropriations are calculated on a sinking fund or similar compound interest method, shall include the portion thereof representing interest accrual as well as the portion thereof representing the annuity charge.

“Board of Directors” means the board of directors of the Company.

“Excepted Property” means, notwithstanding anything contained in the granting clauses of the indenture, from the property thereby mortgaged, conveyed in trust, and/or pledged, all of the following property, whether now owned by the Company or hereafter acquired by it:

(a)    All bills, notes and accounts receivable, cash on hand or in bank, contracts and operating agreements, other than those subjected to the lien of the indenture pursuant to the indenture, chooses in action, and the Company’s interest in existing leases in which the Company is lessor and in leases hereafter made of portions of the mortgaged property in which the Company is lessor;

(b)    Gas, manufactured commodities and other personal property manufactured or acquired for sale in the ordinary course of business; commodities and appliances constituting the whole or any part of stock or merchandise kept for sale; and fuel, repair parts, repair material and operating supplies;

(c)    All motor vehicles and tools therefor;

(d)    Gas, coal, oil or other minerals (when produced or severed);

(e)    Bonds, notes, conditional sales contracts, and other evidences of indebtedness, and shares of stock, and other certificates of interest, other than those which may be actually delivered to the trustee pursuant to the indenture, or any subsequent provisions of the indenture;

(f)    Any gas and/or oil acreage, gas and/or oil wells, gas and/or oil reserves, or gas and/or oil leaseholds hereafter acquired by the Company, or any property or equipment now or hereafter owned by the Company and used for the development of gas and/or oil acreage or for the drilling for or production of gas and/or oil from such acreage; and

(g)    certain real property as described in the indenture.

“Mortgaged Property” and “Trust Estate” mean as of any particular time the property which at said time is covered or intended to be covered by the lien of the indenture; provided that moneys held by the trustee in trust for the payment, at maturity or on a date fixed for redemption, of specific bonds shall not be deemed to be a part of the mortgaged property or trust estate.

“Net Bondable Value of Property Additions” means, at any particular time, the aggregate of the cost to the Company or, as to such property additions which have not been retired, the fair value to the Company, if the fair value is less than cost, of all gross property additions purchased, constructed or otherwise acquired by the Company, after deducting therefrom the amounts specified in the following paragraphs (1), (2) and (3) and the greater of the amounts specified in the following paragraphs (A) or (B) after each of the amounts specified in said paragraphs (A) and (B) has been reduced by the amount of all credits taken on the basis of cash and bonds delivered to the trustee:

(1)    The aggregate of:

(i)    the amount of all cash theretofore deposited with the trustee which shall have been withdrawn on the basis of property additions;

(ii)    the amount by which cash, provided to be deposited with the trustee pursuant to any provision of the indenture, has been reduced on the basis of property additions;

(iii)    the amount of all credits taken pursuant to the indenture on the basis of property additions; and

(iv)    the amount by which all credits taken pursuant to the indenture on the basis of property additions shall exceed whichever is the greater of the amounts specified in paragraphs (A) or (B) of this definition;

(2)    150% of the amount of all cash withdrawn pursuant to the indenture;

(3)    150% of the aggregate principal amount of additional bonds theretofore authenticated and delivered pursuant to the indenture upon the basis of property additions; and

(A)    the sum of all appropriations of earnings for depreciation of bondable property made on or after January 1, 1955; or

(B)    the aggregate of:

(i)    the bonded cost of all bondable property theretofore (but on or after January 1, 1955) retired, excepting property to an amount not exceeding $5,000,000 owned by the Company on October 1, 1940, and built for the manufacture of gas from oil, and excepting property mentioned in paragraph (ii) next following;

(ii)    the excess, if any, of the bonded cost of all bondable property

(aa)    theretofore (but on or after January 1, 1955) released from the lien of the indenture, over the fair value thereof to the Company at the time of its release, as stated in an engineers’ certificate filed with the trustee or, if an independent engineer’s certificate is filed, then as stated in such independent engineer’s certificate,

(bb)    theretofore (but on or after January 1, 1955) taken by exercise of a power of eminent domain, over the proceeds paid to the trustee, and

(cc)    in respect of which insurance proceeds has theretofore (but on or after January 1, 1955) been paid to the trustee, over the cash so paid to the trustee in respect thereof.

“Net Earnings of the Corporation Available for Interest” means the net earnings of the Company ascertained as follows:

(a)    The total operating revenues of the Company and the net non-operating revenues of the properties of the Company shall be ascertained by the Company.

(b)    From the total, determined as provided in subdivision (a), there shall be deducted (1) all operating expenses, including cost of gas purchased, all salaries, rentals, insurance, license and franchise fees, expenditures for ordinary repairs and maintenance, provision for uncollectible accounts, taxes (other than income and excess or other profits taxes which are imposed on or measured by income after the deduction of interest charges), but excluding all depreciation, depletion, or property retirement appropriations, all interest charges, and amortization of debt discount and expense or premium, and (2) net non-operating losses of the properties of the Company, if any.

(c)    The balance remaining after the deduction of the total amount computed pursuant to subdivision (b) from the total amount computed pursuant to subdivision (a) shall constitute the “Net Earnings of the Corporation Available for Interest”, subject to subdivisions (d), (e), (f), (g) and (h) below.

(d)    If the net non-operating revenues to be included in the foregoing calculation would exceed five percent (5%) of the net operating revenues so to be included, there shall be included in the foregoing calculation with respect to net non-operating revenues only an amount equal to five percent (5%) of such net operating revenues.

(e)    No income received or accrued by the Company from securities and no profits or losses from the sale, abandonment, reclassification or revaluation of capital assets shall be included in making such computations.

(f)    In case the Company shall have acquired any property additions or shall have been consolidated or merged with any other corporation, or shall have acquired all or substantially all of the assets of another corporation, within or after the particular period for which the calculation of Net Earnings of the Corporation Available for Interest is made, then, in computing the Net Earnings of the Corporation Available for Interest there shall be included, to the extent they may not have been otherwise included, the net earnings or net losses of such property additions or of such other corporation, as the case may be, for the whole of such period. The net earnings of such property additions, or of such other corporation, for the period preceding such acquisition or such consolidation or merger, shall be ascertained and computed as provided in the foregoing subdivisions of this definition as if such property additions or the assets of such other corporation, as the case may be, had been owned by the Company during the whole of such period, or as if such other corporation had been consolidated or merged with the Company prior to the first day of such period.

(g)    In case the Company shall have obtained the release of property of an aggregate fair value in excess of One Million Dollars ($1,000,000), as shown by the engineer’s certificate, or shall have obtained the release of property of which the aggregate proceeds of which shall have exceeded One Million Dollars ($1,000,000), within or after the particular period for which the calculation of net earnings of the Corporation available for interest is made, then, in computing the Net Earnings of the Corporation Available for Interest, the net earnings or net losses of such property for the whole of such period shall be excluded to the extent possible on the basis of actual earnings and expenses of such property or on the basis of such estimates of the earnings and expenses of such property as the signers of an officers’ certificate filed with the trustee shall deem proper.

(h)    The Net Earnings of the Corporation Available for Interest, whether of the Company or of some other corporation or of property, shall be determined in accordance with principles of sound accounting practice.

“Net Investment in Mortgaged Property” means as of any particular time the total cost of the Mortgaged Property less the then related reserves for depreciation, depletion and amortization or other reserves for retirement of such property; all determined in compliance with the Uniform System of Accounts for Gas Corporations prescribed by the Public Utilities Commission of the State of California, effective January 1, 1949, or in compliance with such system of accounts as said Commission or other similar regulatory body may from time to time prescribe, or to the extent that any such system is not so prescribed or is not applicable, then in accordance with sound accounting practice.

“Permissible Encumbrances” means:

(a)    the lien of taxes and assessments not at the time due;

(b)    the lien of taxes for the then current year;

(c)    the lien of specified taxes and assessments already due but the validity of which is being contested at the time by the Company in good faith, unless thereby in the opinion of counsel any of the Mortgaged Property may be lost or forfeited;

(d)    undetermined liens and charges incidental to construction;

(e)    the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any of the Mortgaged Property;

(f)    liens upon rights-of-way for transmission or distribution line purposes, provided that the Company has, in the opinion of counsel, power under eminent domain or similar statutes to condemn or acquire easements or rights-of-way sufficient for its purposes over the land covered by the easements or rights-of-way in question or other lands adjacent thereto;

(g)    easements or similar encumbrances the existence of which in the opinion of the signers of an engineer’s certificate filed at the particular time, does not impair the use of the property described in such certificate for the purposes for which it was acquired or is then used; and

(h)    possible adverse rights or interests which, in the opinion of counsel, are unimportant and may properly be disregarded.

“Refundable Bonds” means, at any particular time, all bonds which shall theretofore have been authenticated and delivered under the provisions of the indenture and issued by the Company and bonds, not issued by the Company, which have been established as refundable pursuant to the indenture; provided that such bonds, whether authenticated under the indenture or established as refundable, shall have been theretofore paid at maturity or redeemed or purchased (otherwise than out of funds included in the Trust Estate) and surrendered to the trustee, either canceled or uncanceled, or surrendered to the trustee for conversion (if convertible), or otherwise surrendered to the trustee, subject to certain exceptions provided in the indenture, and which shall not theretofore have been made the basis for the authentication and delivery of additional bonds or the withdrawal of cash under the provisions of the indenture or the reduction of the amount of cash to be deposited under the provisions of the indenture or paid or redeemed or purchased pursuant to, or used to reduce the amount of cash to be deposited pursuant to, or otherwise retired through the operation of, or used in compliance with the requirements of, the provisions of the maintenance and sinking fund established by the indenture or of any sinking fund, amortization fund, or analogous fund established by any indenture supplemental to the indenture, which does not permit the authentication of additional bonds upon the basis of bonds so paid, redeemed, purchased, retired, or used.

Bonds and coupons for the payment or redemption of which moneys shall have been deposited (whether at or prior to maturity or the redemption date of such bonds) with the trustee if such bonds were issued under the indenture, or with the trustee of the other indenture under which such bonds were issued, shall be deemed to have been paid within the meaning of this definition; provided, however, that if such bonds are to be redeemed prior to the maturity thereof, notice of such redemption shall be given as described above under the caption “Optional Redemption” or as provided pursuant to the redemption provisions of such other indenture, as the case may be, or provisions satisfactory to the trustee shall have been made for such publication.

GLOBAL SECURITIES

Unless indicated otherwise in any prospectus supplement, the bonds initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). If issued in book-entry form, the global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., its nominee. Unless and until it is exchanged for individual certificates evidencing bonds under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of bonds within the DTC system must be made by or through direct participants, which will receive a credit for those bonds on DTC’s records. The ownership interest of the actual purchaser of a debt security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of bonds will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through whom they purchased bonds. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the bonds. DTC has no knowledge of the actual beneficial owners of the bonds. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the bonds of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the bonds of such series to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to bonds of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the bonds of such series are credited on the record date identified in a listing attached to the omnibus proxy.

We will make payments on global securities to the depositary or its nominee, as the registered owner of such bonds, by wire transfer of immediately available funds. If bonds are issued in definitive certificated form under the limited circumstances described below we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the payment date by the persons entitled to payment.

Principal and interest payments on global securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with bonds held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of bonds will not be entitled to have bonds registered in their names and will not receive physical delivery of bonds. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the bonds and the indenture.

The laws of some jurisdictions may require that some purchasers of bonds take physical delivery of bonds in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in bonds.

DTC is under no obligation to provide its services as depositary for the bonds and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of a particular series of bonds generally will not receive certificates representing their ownership interests in those bonds. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of bonds or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the bonds of such series represented by one or more global securities of such series; or

•	an event of default under the indenture has occurred and is continuing with respect to the bonds of such series,

we will prepare and deliver certificates for the bonds of such series in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we do not take responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the bonds described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the bonds from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the bonds directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of bonds we are offering hereunder.

To Underwriters

The prospectus supplement will name any underwriter involved in a sale of bonds. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of bonds in the form of underwriting discounts or commissions and may also receive commissions from purchasers of bonds for whom they may act as agent.

Underwriters may sell the bonds to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase bonds will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the bonds of such series if they purchase any.

Through Agents and Dealers

We will name any agent involved in a sale of the bonds, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the bonds being offered pursuant to this prospectus, we will sell the bonds to the dealer, as principal. The dealer may then resell the bonds to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase bonds pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the bonds, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the bonds may be deemed to be underwriters as defined in the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the bonds on any securities exchange. The bonds will be a new issue of securities with no established trading market. Any underwriters that purchase bonds for public offering and sale may make a market in such bonds, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any bonds.

EXPERTS

The consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE BONDS

Latham & Watkins, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the bonds on behalf of us. Gary W. Kyle, Chief Corporate Counsel of Sempra Energy, our ultimate parent company, will pass upon the validity of the bonds and various other legal matters relating to the issuance and sale of the bonds. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for any underwriters or agents. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, owns 2,162 shares of common stock of Sempra Energy.

$250,000,000

% First Mortgage Bonds, Series HH, Due 2018

Southern California Gas Company

PROSPECTUS SUPPLEMENT

ABN AMRO Incorporated

Banc One Capital Markets, Inc.

Credit Lyonnais Securities

The Royal Bank of Scotland

Scotia Capital

SG Cowen

October     , 2003